FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Announces Promotion of Thomas P. D’Arcy to
CEO and Appointment of Edward F. Lange, Jr. as CFO

Executive Management Team Finalized in Anticipation of Public Listing

New York, New York, March 27, 2014 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”), in anticipation of its previously announced public listing, announced that it redesigned its management team, promoting Thomas P. D’Arcy to chief executive officer and appointing Edward F. Lange, Jr. as chief financial officer and chief operating officer. Nicholas S. Schorsch will continue to serve the Company as executive chairman of the board.

“We have repeatedly underscored the importance of identifying the right intellectual capital to lead each of our investment strategies so as to maximize value to our shareholders,” explained Nicholas S. Schorsch, executive chairman of the Company. “By elevating Tom’s role to that of chief executive officer, and attracting a strong chief financial officer and chief operating officer of the caliber of Ed Lange, we have placed ARC Healthcare in able hands as it seeks to become a listed company.”

ARC Healthcare, a non-traded REIT, had previously announced that it had retained BofA Merrill Lynch and RCS Capital, a division of Realty Capital Securities, LLC, as financial advisors to assist its board in evaluating strategic options to create liquidity for its shareholders.

In this regard, Tom D’Arcy commented, “As ARC Healthcare continues to assess the various strategic initiatives which the Company may utilize to harvest shareholder value, following its successful completion of its $1.5 billion initial public offering, an executive with Ed’s talent, leadership skills and experience will be invaluable. Along with the Company’s board of directors, I have tremendous confidence in his ability to advance our vision of building the world’s premier healthcare-focused REIT.”

Ed Lange added, “I am truly excited to become part of ARC Healthcare’s senior management team, and I look forward to contributing to the continuing successful construction and expansion of the business for the benefit of its investors.”

Thomas P. D’Arcy has served as the chief executive officer of ARC Healthcare’s advisor since April 2012. Mr. D’Arcy also served as the chief executive officer of American Realty Capital Healthcare Trust II and its advisor and property manager since their formation in October 2012. Mr. D’Arcy has over 28 years of commercial real estate experience. Mr. D’Arcy has served as the chairman of the board of directors of Inland Real Estate Corporation (Inland) since April 2008 and as an independent director of Inland since 2005. Prior to joining ARC Healthcare, Mr. D’Arcy served as president and chief executive officer for Grubb & Ellis Company (Grubb & Ellis) since November 2009. He was also a member of its board of directors. Prior to Grubb & Ellis, he was a principal of Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income-producing real estate from 2004 to 2009. From 2001 to 2003, he was president and chief executive officer of Equity Investment Group, a private real estate investment trust, and chairman and chief executive officer of Bradley Real Estate, Inc., a NYSE-listed REIT, from 1989 to 2000. Mr. D’Arcy is a graduate of Bates College.

Edward F. Lange, Jr. has 30 years of executive leadership experience in the real estate finance, residential and healthcare industries. Mr. Lange most recently served as the chief executive officer at HRC Investors Corp. during 2013. Prior to HRC, Mr. Lange served as chief financial officer and director of Americold Realty Trust from June 2011 until May 2012. Mr. Lange served as the chief financial officer, chief operating officer and director at BRE Properties, Inc., (BRE) a New York Stock Exchange traded REIT, from July 2000 until July 2010. At BRE, he was responsible for the operational leadership of BRE, including community operations, all accounting and finance functions, human resources, information technology and other corporate services. Prior to this, from March 1996 until June 2000, he was the chief financial officer at Health Care REIT, Inc. (HCN), a New York Stock Exchange traded REIT. Prior to joining HCN, Mr. Lange served as senior vice president of finance of The Mediplex Group Inc., a publicly-owned operator and developer of skilled nursing facilities and rehabilitation hospitals, and affiliated companies from 1992 to 1996. He started his career in investment banking with The Advest Group Inc., from 1984 until 1992. Mr. Lange serves as a member of the Advisory Board of Anyone Home, Inc. Mr. Lange served as an independent director of STAG Industrial, Inc. (STAG), a New York Stock Exchange traded REIT, from April 2011 to May 2012. He served as an independent director of American Assets Trust, Inc. (AAT), a New York Stock Exchange traded REIT, from December 2010 until July 2011. He holds a Master of Business Administration degree from the University of Connecticut and Bachelor of Science degree in Urban Planning from the University of Massachusetts.

About ARC Healthcare

NYRR is a publicly registered, non-traded real estate investment trust (REIT) that has qualified as a REIT for tax purposes. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Ed Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

Andrew G. Backman, Managing Director
Investor Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: 917-475-2135